Exhibit 99.1

PETER BLACKMORE NAMED CEO OF UTSTARCOM

EFFECTIVE JULY 1, 2008

Hong Liang Lu to Assume Executive Chairman Role

ALAMEDA, California, June 9, 2008 – UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, announced today that its board of directors has appointed Peter Blackmore as the company’s chief executive officer, effective July 1, 2008.  Blackmore also will join UTStarcom’s board.

The appointment is consistent with UTStarcom’s previously disclosed succession strategy.  Blackmore, 61, succeeds Hong Liang Lu, 53, who will become the company’s executive chairman of the board.  In addition to his role as executive chairman, Lu will focus externally as an ambassador of UTStarcom, with particular emphasis on Asia, and will analyze and recommend new business model and technology strategies to enhance UTStarcom’s competitive position.  Lu will remain a full-time employee of the company.

In addition, UTStarcom disclosed that Thomas Toy, currently chairman of the board, will assume the role of lead director on July 1.

“Since joining UTStarcom in 2007, Peter has been a driving force.  Under his leadership, the company undertook a broad strategic review resulting in a new strategy that focuses on the core business areas of multimedia and broadband and specific geographic markets with the best growth opportunities,” noted Hong Lu.  “He also enhanced internal operations and continues to drive the company toward operational excellence.  We’ve made significant progress against our stated strategy and Peter has gained the respect and admiration of UTStarcom’s 5,000 employees around the world as well as that of our key customers and partners.  I look forward to continuing to work with Peter and the board in my new role.”

 “I am honored to assume the CEO role from Hong, one of the telecommunications industry’s true global visionaries,” said Peter Blackmore.

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA 94502

“Over the past year, UTStarcom has made great strides, and I’m proud of the people and innovative technologies that made our successes possible.  As we continue to focus on executing our strategy and delivering our customers the most compelling solutions available, we’ll fully realize our excellent potential.”

Blackmore joined UTStarcom as president and chief operating officer from Unisys, where he served as executive vice president in charge of worldwide sales, marketing and technology since 2005. Prior to Unisys, he was with Hewlett-Packard Company, a global technology solutions provider, serving as executive vice president of the Customer Solutions Group (2004) and executive vice president of the Enterprise Systems Group (2002-2004). From 1991 until its acquisition by Hewlett-Packard in 2002, Blackmore was with Compaq Computer Corporation, serving in a number of senior management positions, most recently as executive vice president of worldwide sales and services (2000-2002).

Lu, a Taiwan China-born, US-educated (Berkeley) entrepreneur, founded UTStarcom in 1991 as Unitech Telecom, focusing on the telecommunications market in China. In 1995, Unitech merged with Starcom Networks to form UTStarcom.

Under Lu’s leadership, UTStarcom launched the Personal Access System (PAS), a low-cost wireless alternative with more than 50 million subscribers in China.  As the first large-scale deployment of affordable cellular technology in rural China, PAS is a widely known and respected technology in the telecommunications industry.

Also during Lu’s tenure, UTStarcom went public in March 2000, and then made a series of acquisitions expanding its business and technology beyond its base in China to other developing economies in Asia and Latin America as well as to Japan, the United States and Europe. UTStarcom acquired several companies to expand its technology portfolio and market opportunities in areas such as broadband and IP-based communications.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and development operations in the United States, Canada, China, Korea and India. For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding UTStarcom’s future strategy, including statements regarding the company’s geographic markets providing the best growth opportunities and delivering the company’s customers the most compelling solutions available.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ materially from those contained in our forward-looking statements include: increased competition; economic issues in the identified geographic markets; failure to rapidly and successfully develop and introduce new products; risks associated with delays in product development or customer acceptance and implementation of new products and technologies.  Please also refer to UTStarcom’s periodic reports that are filed from time to time with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  UTStarcom assumes no obligation to, and does not currently intend to, update these forward-looking statements.

For More Information

Darleen DeRosa

Senior Director, Corporate Public Relations

UTStarcom, Inc.

(510) 499-4988

darleen.derosa@utstar.com